Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS
●	Comparable Sales Increase 3.8% in Fourth Quarter
●	Record Annual Sales of $1.0 Billion
●	Fourth Quarter EPS of $0.36 Per Share, $0.57 Excluding Non-Recurring Costs
●	Initiates Plan to Close Underperforming Stores
●	Issues Fiscal 2020 Outlook

BIRMINGHAM, Ala. (March 22, 2019) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today provided the following business updates:

Note:  The fourth quarter and Fiscal 2019 ended on February 2, 2019, included 13 weeks of results in the fourth quarter and 52 weeks of results in Fiscal 2019.  The fourth quarter and Fiscal 2018 ended on February 3, 2018, included 14 weeks of results in the fourth quarter and 53 weeks of results in Fiscal 2018.

Fourth Quarter Results

Net sales for the 13-week period ended February 2, 2019, increased 14.7% to $306.0 million (including $49.1 million for City Gear), compared with $266.7 million for the 14-week period ended February 3, 2018, (including $13.5 million for the 53rd week).  Comparable store sales increased 3.8% on a 13-week to 13-week basis.  Comparable store sales will not include sales from City Gear until the fourth quarter of Fiscal 2020.  E-commerce sales represented 10.6% of total sales for the fourth quarter.

Gross margin was 31.1% of net sales for the 13-week period ended February 2, 2019, compared with 31.5% for the 14-week period ended February 3, 2018.  The decrease was mainly due to a $1.9 million expense incurred to amortize an inventory step-up value related to the City Gear acquisition.  Excluding acquisition costs, non-GAAP gross margin was 31.7% of net sales for the 13-week period ended February 2, 2019.  The fourth quarter of Fiscal 2018 included a non-recurring charge $0.9 million to establish a reserve against the Company’s Team Division inventory as a result of selling the business.

Store operating, selling and administrative expenses were 25.5% of net sales for the 13-week period ended February 2, 2019, compared with 23.2% of net sales for the 14-week period ended February 3, 2018.  The increase was mainly due to $2.8 million in non-recurring costs related to the acquisition of City Gear, and $0.3 million in non-recurring severance costs due to the elimination of 30 positions in the field organization and corporate office in order to streamline operations.  Excluding non-recurring costs, non-GAAP store operating, selling and administrative expenses were 24.5% of net sales for the 13-week period ended February 2, 2019.  The fourth quarter of Fiscal 2018 included a non-recurring gain of $3.1 million due to the sale of the Company’s Team Division.

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

Net income for the 13-week period ended February 2, 2019, was $6.6 million compared with net income of $9.7 million for the 14-week period ended February 3, 2018.  Excluding non-recurring costs, non-GAAP net income for the 13-week period ended February 2, 2019, was $10.5 million.  Earnings per diluted share was $0.36 for the 13-week period ended February 2, 2019, compared with earnings per diluted share of $0.51 for the 14-week period ended February 3, 2018.  Excluding non-recurring costs, non-GAAP earnings per diluted share was $0.57 for the 13-week period ended February 2, 2019.  Earnings per diluted share for the 14-week period ended February 3, 2018, included a non-recurring gain of $0.07 per diluted share due to the sale of the Company’s Team Division, and a benefit of $0.08 per diluted share due to the 53rd week in Fiscal 2018.

Jeff Rosenthal, President and Chief Executive Officer, stated, “We are quite pleased with the fourth quarter results, which was driven by significant progress on our strategic initiatives along with compelling assortments from our key vendors.  Our omni-channel initiative continues to deliver strong results, with online sales increasing 60% to 10.6% of total sales in the quarter.  We are seeing significant improvement in web traffic and good traction with Buy Online, Pickup in Store (BOPIS) and improvements to our mobile app.  At the same time, we continue to improve the productivity of our store base by closing unproductive stores and positioning the City Gear banner to drive sales for the fashion consumer.”

For the quarter, Hibbett acquired 136 City Gear stores, opened 12 new stores (including 2 City Gear stores), expanded one high-performing store, and closed 27 underperforming stores bringing the store base to 1,163 in 35 states as of February 2, 2019.

Strategic Realignment – Accelerated Store Closure Plan

As the retail environment continues to evolve, the Company is focused on improving the productivity of the store base while continuing to grow its omni-channel business to serve customers where and when they want to shop.  As a result, subsequent to the year ended February 2, 2019, the Company has decided to close approximately 95 Hibbett stores in Fiscal 2020, while opening 10 to15 new Hibbett and City Gear stores.  This is expected to result in non-recurring impairment and store closure charges in the range of $0.15 to $0.20 per diluted share in Fiscal 2020.  Associates will be extended opportunities to transition to similar positions at other Hibbett stores wherever possible.

Jeff Rosenthal, President and Chief Executive Officer, stated, “While these decisions are never easy, we believe it is in the best interest of our shareholders as we continue to evolve the business and adapt to changing shopping patterns.  Going forward, we will continue to invest in our business with the goal of providing a differentiated product assortment and customer experience that aligns with today’s consumer.”

Fiscal 2019 Results

Net sales for the 52-week period ended February 2, 2019, increased 4.2% to $1.0 billion compared with $968.2 million for the 53-week period ended February 3, 2018.  Comparable store sales increased 2.2% on a 52-week to 52-week basis.

Gross margin was 32.6% of net sales for the 52-week period ended February 2, 2019, compared with 32.3% for the 53-week period ended February 3, 2018.  Excluding acquisition expenses related to the $1.9 million amortization of an inventory step-up value, non-GAAP gross margin was 32.8% for the 52-week period ended February 2, 2019.  The 53-week period ended February 3, 2018, included a $0.9 million non-recurring charge to establish a reserve against the Company’s Team Division inventory as a result of selling the business.

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

Store operating, selling and administrative expenses were 26.2% of net sales for the 52-week period ended February 2, 2019, compared with 23.9% of net sales for the 53-week period ended February 3, 2018.  Excluding costs relating to the acquisition of City Gear of $4.3 million and non-recurring severance costs of $0.3 million, non-GAAP store operating, selling and administrative expenses were 25.7% of net sales for the 52-week period ended February 2, 2019.  The 53-week period ended February 3, 2018, included a non-recurring gain of $3.1 million due to the sale of the Company’s Team Division.

Net income for the 52-week period ended February 2, 2019, was $28.4 million compared with $35.0 million for the 53-week period ended February 3, 2018.  Excluding non-recurring costs, non-GAAP net income for the 52-week period ended February 2, 2019, was $33.3 million.  Earnings per diluted share for the 52-week period ended February 2, 2019 was $1.51 compared with $1.71 for the 53-week period ended February 3, 2018.  Excluding non-recurring costs, non-GAAP earnings per diluted share was $1.77 for the 52‑week period ended February 2, 2019.  Earnings per diluted share for the 53-week period ended February 3, 2018, included a non-recurring gain of $0.07 per diluted share due to the sale of the Company’s Team Division and a benefit of $0.07 per diluted share due to the 53rd week in Fiscal 2018.

For the year, Hibbett acquired 136 City Gear stores, opened 32 new stores, expanded or relocated 10 stores and closed 84 underperforming stores.

Balance Sheet and Stock Repurchases

Hibbett ended the fourth quarter of Fiscal 2019 with $61.8 million of available cash and cash equivalents on the consolidated balance sheet.  As of February 2, 2019, Hibbett had $35.0 million in debt outstanding and $65.0 million available under its credit facilities.

During the fourth quarter, the Company repurchased 3,900 shares of common stock for a total expenditure of $0.1 million.  For Fiscal 2019, the Company repurchased 775,951 shares of common stock for a total expenditure of $16.5 million.  Approximately $188.0 million remained authorized for future stock repurchases through January 29, 2022.

Fiscal 2020 Outlook

The Company provided the following guidance for Fiscal 2020:
●
Earnings per diluted share in the range of $1.50 to $1.70, which includes $0.25 to $0.35 per diluted share for non-recurring costs associated with the integration of City Gear, and costs associated with store closures.  Excluding non-recurring costs, non-GAAP earnings per diluted share are expected to be in the range of $1.80 to $2.00.

●	Comparable store sales in the range of -1.0% to 1.0%
●	Approximately 10 to 15 new store openings with approximately 95 store closures
●	Decline in gross margin rate in the range of 25 to 45 basis points. Excluding non-recurring costs for both years, non-GAAP gross margin is expected to decline in the range of 35 to 55 basis points.
●	Increase in SG&A expense rate in the range of 15 to 25 basis points. Excluding non-recurring costs for both years, approximately flat as a percentage of sales
●	Decline in depreciation expense in the range of 10 to 20 basis points.
●	Tax rate of approximately 24.5%
●	Capital expenditures of approximately $18.0 million to $22.0 million
●	Share buyback of approximately $10.0 million to $15.0 million
●	Full repayment of $35.0 million in debt related to the City Gear acquisition

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 22, 2019, to discuss fourth quarter Fiscal 2019 results.  The number to call for the live interactive teleconference is (212) 231-2902.  A replay of the conference call will be available until March 29, 2019, by dialing (402) 977-9140 and entering the passcode, 21914893.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter Fiscal 2019 conference call.  The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under Investor Relations on March 22, 2019, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities.  Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com.  Follow us @hibbettsports and @citygear.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net income, earnings per share, gross margin and SG&A expenses as a percentage of net sales.  Management believes that non-GAAP net income, earnings per share, gross margin and SG&A expenses as a percentage of net sales, which exclude the effects of non-recurring expenses related to the acquisition of City Gear and our accelerated store closure plan, are useful measures for providing more accurate comparisons of our current financial results to historical operations, forward looking guidance and the financial results of peer companies.  The non-recurring costs related to the acquisition of City Gear include amortization of inventory step-up value and professional service fees and expenses consisting primarily of investment banking, legal and accounting fees and expenses.  In future periods, such acquisition-related costs may include one or more of the following categories of expenses: (i) transition and integration costs, (ii) professional service fees and expenses and (iii) acquisition-related adjustments.  Future non-recurring costs related to the accelerated store closure plan may include: (i) lease and equipment impairment costs, (ii) third party liquidation fees, (iii) store exit costs, and (iv) residual lease costs.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements.  Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” “continue,” “will,” “may,” “could,” “possible,” “potential” or other similar words, phrases or expressions. For example, our forward-looking statements include statements regarding expectations around our online sales, our new mobile app and our Buy Online Pick Up in Store and Reserve Online capabilities, non-recurring costs related to the acquisition of City Gear, costs associated with store closures, the repayment of debt related to the City Gear acquisition, productivity of our store base, earnings per diluted shares, comparable store sales, store openings and closures, gross margin, SG&A expense, depreciation expense, tax rate, capital expenditures and our stock repurchase program.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the “Risk Factors,” “Business” and “MD&A” sections in our Annual Report on Form 10-K filed on March 30, 2018, and in our Quarterly Reports on Form 10-Q filed on June 13, 2018, September 13, 2018 and December 13, 2018. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
	(13 Weeks)	(14 Weeks)	(52 Weeks)	(53 Weeks)
Net sales	$305,964	$266,738	$1,008,682	$968,219
Cost of goods sold	210,865	182,761	679,947	655,502
Gross margin	95,099	83,977	328,735	312,717
Store operating, selling and administrative expenses	77,932	61,945	264,142	231,832
Depreciation and amortization	8,204	6,148	27,052	24,207
Operating income	8,963	15,884	37,541	56,678
Interest expense (income), net	371	54	(17)	231
Income before provision for income taxes	8,592	15,830	37,558	56,447
Provision for income taxes	1,958	6,097	9,137	21,417
Net income	$6,634	$9,733	$28,421	$35,030

Basic earnings per share	$0.36	$0.51	$1.52	$1.72
Diluted earnings per share	$0.36	$0.51	$1.51	$1.71

Weighted average shares outstanding:
Basic	18,290	19,069	18,644	20,347
Diluted	18,470	19,186	18,826	20,450

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	February 2, 2019	February 3, 2018
Assets
Cash and cash equivalents	$61,756	$73,544
Inventories, net	280,287	253,201
Other current assets	25,813	20,029
Total current assets	367,856	346,774
Property and equipment, net	115,394	109,698
Goodwill	23,133	-
Tradename intangible	32,400	-
Other assets	7,282	5,374
Total assets	$546,065	$461,846

Liabilities and Stockholders' Investment
Accounts payable	$107,315	$93,435
Credit facilities	35,000	-
Capital lease obligations	1,017	663
Accrued expenses	29,941	21,469
Total current liabilities	173,273	115,567
Long-term capital lease	1,994	2,522
Other noncurrent liabilities	34,749	24,161
Stockholders' investment	336,049	319,596
Total liabilities and stockholders' investment	$546,065	$461,846

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	February 2, 2019		February 3, 2018		February 2, 2019		February 3, 2018
	(13 Weeks)		(14 Weeks)		(52 Weeks)		(53 Weeks)
Sales Information
Net sales increase (decrease)	14.7%		8.0%		4.2%		-0.5%
Comparable sales increase (decrease)	3.8	%(1)	1.6	%(2)	2.2	%(1)	-3.8	%(2)

Store Count Information
Beginning of period	1,042		1,081		1,079		1,078
Stores acquired	136		-		136		-
New stores opened	12		12		32		44
Stores closed	(27)		(14)		(84)		(43)
End of period	1,163		1,079		1,163		1,079

Stores expanded or relocated	1		2		10		11
Estimated square footage at end of period (in thousands)	6,542		6,140

Balance Sheet Information
Average inventory per store	$241,004		$234,663

Share Repurchase Program
Shares	3,900		611,596		775,951		2,842,809
Cost (in thousands)	$66		$9,326		$16,540		$54,506

1) Represents the increase in comparable sales from the 13 weeks and 52 weeks ended February 3, 2018, to the 13 weeks and 52 weeks ended February 2, 2019.
2) As originally reported for the fourth quarter ended February 3, 2018. The comparable sales increase was 1.0% for the 13 weeks and the comparable sales decrease was 3.7% for the 52 weeks, adjusted for the week shift due to the 53rd week in Fiscal 2018.

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Fiscal 2018 Comparable Sales and Net Sales
As Originally Reported and Adjusted for Week Shift (a)
(Unaudited)

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable sales (originally reported)	-4.9%	-11.7%	-1.3%	1.6%	-3.8%
Comparable sales (adjusted for week shift)	-4.8%	-11.0%	0.3%	1.0%	-3.6%
Impact of week shift	0.1%	0.7%	1.6%	-0.6%	0.2%

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales (originally reported)	$275.7	$188.0	$237.8	$266.7	$968.2
Net sales (adjusted for one week)	$275.2	$206.0	$220.6	$265.8	$967.6
Impact of week shift	$(0.5)	$18.0	$(17.2)	$(0.9)	$(0.6)

(a) Due to the 53rd week in Fiscal 2018, each quarter in Fiscal 2019 starts one week later than the same quarter in Fiscal 2018. The charts above present comparable sales and net sales for Fiscal 2018 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2019 quarters.

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended February 2, 2019
		Non-Recurring Costs
	GAAP Basis (As Reported)	Acquisition Costs (1)	Severance Costs (2)	Non-GAAP Basis February 2, 2019
Net sales	$305,964	$-	$-	$305,964
Cost of goods sold	210,865	1,911	-	208,954
Gross margin	95,099	1,911	-	97,010
Store operating, selling and administrative expenses	77,932	2,771	289	74,872
Depreciation and amortization	8,204	-	-	8,204
Operating income	8,963	4,682	289	13,934
Interest expense, net	371	-	-	371
Income before provision for income taxes	8,592	4,682	289	13,563
Provision for income taxes	1,958	(1,067)	(66)	3,091
Net income	$6,634	$3,615	$223	$10,472

Basic earnings per share	$0.36	$0.20	$0.01	$0.57
Diluted earnings per share	$0.36	$0.20	$0.01	$0.57

Weighted average shares outstanding:
Basic	18,290	18,290	18,290	18,290
Diluted	18,470	18,470	18,470	18,470

1) Non-recurring acquisition costs represent costs incurred during the thirteen weeks ended February 2, 2019, related to the acquisition of City Gear, LLC and consists primarily of amortization of inventory fair-market value step-up and legal, accounting and professional fees.

2) Non-recurring severance costs represent costs incurred during the thirteen weeks ended February 2, 2019, related to elimination of 30 positions to streamline operations.

HIBB Reports Fourth Quarter Fiscal 2019 Results

March 22, 2019

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	Fifty-Two Weeks Ended February 2, 2019
		Non-Recurring Costs
	GAAP Basis (As Reported)	Acquisition Costs (1)	Severance Costs (2)	Non-GAAP Basis February 2, 2019
Net sales	$1,008,682	$-	$-	$1,008,682
Cost of goods sold	679,947	1,911	-	678,036
Gross margin	328,735	1,911	-	330,646
Store operating, selling and administrative expenses	264,142	4,299	289	259,554
Depreciation and amortization	27,052	-	-	27,052
Operating income	37,541	6,210	289	44,040
Interest income, net	(17)	-	-	(17)
Income before provision for income taxes	37,558	6,210	289	44,057
Provision for income taxes	9,137	(1,511)	(70)	10,718
Net income	$28,421	$4,699	$219	$33,339

Basic earnings per share	$1.52	$0.25	$0.01	$1.79
Diluted earnings per share	$1.51	$0.25	$0.01	$1.77

Weighted average shares outstanding:
Basic	18,644	18,644	18,644	18,644
Diluted	18,826	18,826	18,826	18,826

1) Non-recurring acquisition costs represent costs incurred during the fifty-two weeks ended February 2, 2019, related to the acquisition of City Gear, LLC and consists primarily of amortization of inventory fair-market value step-up and legal, accounting and professional fees.

2) Non-recurring severance costs represent costs incurred during the fifty-two weeks ended February 2, 2019, related to elimination of 30 positions to streamline operations.

-END of EXHIBIT 99.1-